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BUSINESS DEVELOPMENT MUTUAL NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (this “Agreement”) is dated and effective as of September 17, 2001 (the “Effective Date”), by and between Borland Software Corporation, a Delaware corporation, (“BORLAND”) and Starbase Corporation, a Delaware corporation (“Company”).

RECITALS

A.
In connection with the evaluation or pursuit of certain mutually beneficial business opportunities, BORLAND and Company may disclose valuable proprietary information to each other relating to their respective operations and business.

B.	BORLAND and Company would like to protect the confidentiality of, maintain their respective rights in and prevent the unauthorized use and disclosure of; such information.

IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED IN THIS AGREEMENT AND THE DISCLOSURE OF CONFIDENTIAL INFORMATION, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:

1.  Confidential Information.    As used in this Agreement, “Confidential Information” means all information of either party that is not generally known to the public, whether of a technical, business or other nature, in tangible or intangible form, including, without limitation, information, data, records, plans, concepts and matters relating to customers and vendors, agreements, business records including, without limitation, business records relating to intellectual property, marketing and sales plans, pricing and other business strategies (whether or not implemented); research and development plans or projects; computer materials such as programs, instructions and printouts; software including, without limitation, any source codes, object codes, algorithms and other engineering information; formulas; business improvements and processes; information regarding the skills and compensation of executives; intellectual property rights and strategies including, without limitation, any work on patents, trademarks, tradenames or universal resource locators, prior to any filing or the use thereof in commerce; financing terms and strategies; in each case together with all reports, summaries, studies, notes, compilations, analyses and other documentation which contain or otherwise reflect or are generated from any of the foregoing, and in each case regardless of the media in which the information is maintained, that is disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) or that is otherwise learned by the Receiving Party in the course of its discussions or business dealings with, or its physical or electronic access to the premises of, the Disclosing Party, and that has been identified as being proprietary and/or confidential or that by the nature of the circumstances surrounding the disclosure or receipt ought to be treated as proprietary and confidential. Confidential Information also includes all information concerning the existence and progress of the parties’ dealings and the identity of BORLAND employees, customers, vendors and/or strategic partners.

2.  Use and Ownership of Confidential Information.    The Receiving Party, except as expressly provided in this Agreement, will not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. The Receiving Party agrees to use reasonable care, but in no event no less than the same degree of care that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure, publication or dissemination of Confidential Information. The Receiving Party will refrain from reverse engineering, decompiling or disassembling any software code and/or pre-release hardware devices disclosed by the Disclosing Party under the terms of this Agreement, except as expressly permitted by applicable law. In addition, the Receiving Party will not use, or permit others to use, Confidential Information for any purpose other than the sole purpose described in Exhibit “A” attached hereto and made a part hereof.

All Confidential Information will remain the exclusive property of the Disclosing Party, and the Receiving Party will have no rights, by license or otherwise, to use the Confidential Information except as expressly provided herein. The Receiving Party will not file any copyright registrations, patent, or trademark applications or similar registrations of ownership on the Disclosing Party’s Confidential Information. In the event the Receiving Party does so in violation of this Agreement, the Receiving Party will assign to the Disclosing Party such registrations and applications. Subject to the Receiving Party’s patents, trademarks and copyrights, the Disclosing Party is free to use and incorporate in the Disclosing Party’s products any ideas, suggestions or recommendations provided by the Receiving Party regarding the Disclosing Party’s Confidential Information, without payment of royalties or other consideration to the Receiving Party.

3.  Exceptions.    “Confidential Information” shall not include any information that (i) is or subsequently becomes publicly available without breach of this Agreement by the Receiving Party or any other party that is subject to a nondisclosure agreement with the Disclosing Party; (ii) can be shown by documentation to have been known to the Receiving Party prior to its receipt from the Disclosing Party and which was not received by a party that is subject to a non-disclosure agreement with the Disclosing Party; (iii) is received by the Receiving Party from a third party who did not acquire or disclose such information in breach of a nondisclosure agreement with the Disclosing Party or other wrongful or tortious act; or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

4.  Non-disclosure of Negotiations.    Except as permitted by this Agreement and except as expressly permitted by a definitive written agreement, or as required by applicable law or regulation or the rules of the Nasdaq Stock Market, if any, entered into by Company and BORLAND with respect to a transaction (the “Definitive Transaction Agreement”), neither Company or its Representatives (as defined below), on the one hand, nor BORLAND or its Representatives, on the other hand, will disclose to any person (who is not a Representative of Company or BORLAND) the fact that any Confidential Information has been made available to either party or any of the party’s Representatives. Except with the prior written consent of the other party hereto and except as expressly permitted by a Definitive Transaction Agreement, if any, entered into between Company and BORLAND, neither Company or its Representatives, on the one hand, nor BORLAND or its Representatives, on the other hand, will disclose the fact that any discussions or negotiations are taking place concerning a possible transaction, including, without limitation, the status of such discussions or negotiations.

5.  Disclosures to Governmental Entities.    If the Receiving Party becomes legally obligated to disclose Confidential Information by any governmental entity with competent jurisdiction over it, the Receiving Party will give the Disclosing Party prompt written notice to allow the Disclosing Party to seek a protective order or other appropriate remedy. Such notice must include, without limitation, identification of the information to be so disclosed and a copy of the order. The Receiving Party will disclose only such information as is legally required and will use its reasonable best efforts to obtain confidential treatment for any Confidential Information that is so disclosed.

6.  Compliance Exportation/Transmission of Confidential Information.    The Receiving Party certifies that no Confidential Information, or any portion thereof, will be exported to any country in violation of the United States Export Administration Laws and Regulations thereunder, or any other applicable export control laws or regulations as they currently exist and as they may be amended from time to time.

7.  Receiving Party Personnel.    The Receiving Party will restrict the possession, knowledge, development and use of Confidential Information to its employees, agents, subcontractors and entities controlled by or controlling it (collectively, “Personnel”) who have a reasonable need to know the Confidential Information in connection with the purposes set forth in Section 2. The Receiving Party’s Personnel will have access only to the Confidential Information they reasonably need for such purposes. The Receiving Party will ensure that its Personnel comply with this Agreement and will promptly notify the Disclosing Party of any unauthorized use or disclosure of confidential Information or any other breach of this Agreement. The Receiving Party will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

8.  Return of Confidential Information.    Within ten (10) business days of receipt of the Disclosing Party’s written request, and at the Disclosing Party’s sole discretion, the Receiving Party will either return to the Disclosing Party all tangible Confidential Information, including but not limited to all computer programs, documentation, notes, plans, drawings and copies thereof, or will provide the Disclosing Party with written certification that all such tangible Confidential Information has been destroyed.

9.  Independent Development.    The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that the Receiving Party will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development.

10.  Authority of the Parties to Enter into this Agreement.    Each of Company and BORLAND represents and warrants to the other party as follows: (a) that it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (b) its execution, delivery and performance of this Agreement has been duly authorized in accordance with all corporate power and authority; and (c) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights generally and by general equitable principles.

11.  No Warranty.    The Disclosing Party warrants that it has the right to disclose the Confidential Information to the Receiving Party. OTHERWISE, ALL INFORMATION IS PROVIDED ON AN “AS IS” BASIS, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONFIDENTIAL INFORMATION AND HEREBY EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OR WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL THE DISCLOSING PARTY BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THE PERFORMANCE OR USE OF ANY PORTION OF THE CONFIDENTIAL INFORMATION.

12.  Contact Person; Non-Solicitation.    Until the earlier to occur of (i) the execution by the parties of the Definitive Transaction Agreement; or (ii) one (1) year from the date of termination of active negotiations that arose pursuant to this Agreement, each of Company and BORLAND agrees not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, employee, Representative or agent of the other party hereto or any of its subsidiaries regarding its business, assets, operations, prospects or finances, except with the prior written consent of the other party hereto. It is understood that officers of each of Company and BORLAND will arrange for appropriate designated contact persons at each entity for purposes of facilitating the due diligence process. It is further understood that all (i) communications regarding the possible transaction, (ii) requests for additional information, (iii) requests for meetings with officers or directors of each of Company and BORLAND and its subsidiaries and (iv) discussions or questions regarding procedures will be submitted or directed to the designated contact person at Company or BORLAND, as the case may be.

Without the prior written consent of the other party hereto, neither Company nor BORLAND, as the case may be, for a period commencing on the date of this agreement and terminating one (1) year after the date of the cessation of negotiations between Company and BORLAND regarding a possible transaction, shall hire any person who is now or any time during such period was, a senior management or key employee of the other party hereto who was involved in the negotiation and/or exchange of information between the Company and BORLAND.

14.  Additional Terms.

(a)  The parties hereby acknowledge that they are aware, and that they will advise their Representatives (as defined below) who are informed as to the matters which are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. As used in this Agreement, the term “Representatives” means, as to any person, such person’s affiliates and its and their directors, officers, employees, partners, subsidiaries, affiliates, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers, appraisers and financial advisors), controlling persons, potential financing sources or other representatives. The term “person” as used in this Agreement shall be broadly interpreted to include any corporation, limited liability company, partnership, group, individual or other entity (including the media).

(b)  The parties acknowledge and agree that each party reserves the right, in its sole discretion, (i) to reject any and all proposals made by the other party or any of its Representatives with regard to any potential transaction between or involving both parties and (ii) to terminate discussions and negotiations with the other party at any time and return all Confidential Information.

(c)  Both parties understand and agree that no contract or agreement providing for any transaction shall be deemed to exist between the parties unless and until a definitive agreement has been executed and delivered by the parties.

15.  Injunctive Relief.    The Receiving Party acknowledges that disclosure or use of Confidential Information in violation of this Agreement could cause irreparable harm to the Disclosing Party for which monetary damages may be difficult to ascertain or an inadequate remedy. The Receiving Party therefore agrees that the Disclosing Party will have the right, in addition to its other rights and remedies, to seek injunctive relief for any violation of this Agreement without posting any security bond, or by posting bond at the lowest amount required by law.

16.  Limited Relationship.    This Agreement will not create a joint venture, partnership or other formal business relationship or entity of any kind, or an obligation to form any such relationship or entity. Each party will act as an independent contractor and not as an agent of the other party for any purpose, and neither will have the authority to bind the other.

17.  Cumulative Obligations.    Each party’s obligations hereunder are in addition to, and not exclusive of, any and all of its other obligations and duties to the other party, whether express, implied, in fact or in law.

18.  Entire Agreement; Amendment.    This Agreement constitutes the entire agreement between the parties relating to the matters discussed herein and supersedes all prior or contemporaneous oral and written understandings, agreements and arrangements with respect to any information disclosed or received under this Agreement. This Agreement may be amended or modified only with the mutual written consent of the parties.

19.  Assignment.    This Agreement is not assignable by either party without the prior written consent of the other party; provided that BORLAND or the Company, respectively, may assign this Agreement to any successor to all or substantially all of its business or assets. Any attempted assignment without such consent shall be ab initio null and void and of no force or effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement may not be amended, modified, altered or waived, except by an instrument in writing signed by each of Company and BORLAND.

20.  Term and Termination.    This Agreement is intended to cover Confidential Information disclosed or received by either party prior or subsequent to the date of this Agreement. Unless otherwise earlier terminated, this Agreement automatically will expire three (3) years from the date first written above; provided, however, that each party’s obligations with respect to the other party’s Confidential Information disclosed or received prior to termination or expiration will survive for two (2) additional years following the expiration or termination of this Agreement.

Either party may terminate this Agreement with or without cause upon ninety (90) days prior written notice to the other party. All sections of this Agreement relating to the rights and obligations of the parties concerning confidential Information disclosed during the term of the Agreement shall survive any such termination.

21.  Nonwaiver.    Any failure by either party to enforce the other party’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

22.  Attorney Fees.  In the event any court action is commenced by one party against the other, the substantially prevailing party is entitled to recover its out-of-pocket and court costs and reasonable attorneys’ fees. The cost of in-house legal staff will be valued at market rates for comparable services from private practitioners.

23.  Governing Law.    This Agreement will be construed in accordance with and governed by the laws of the State of California and the United States of America that would be applied to contracts entered into between California residents to be performed entirely within California without regard to the conflicts or choice of law rules of such state or of any other jurisdiction.

24.  Severability.    If a provision of this Agreement is held invalid under any applicable law, such invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision. Further, all terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court is requested to reform any and all terms or conditions to give them such effect.

25.  Jurisdiction; Waiver of Jury Trial    Each of the parties hereto irrevocably agrees that any action, suit, claim or other legal proceeding with respect to this Agreement shall be brought and determined in any court located in the County of Santa Clara in the State of California or of the State of California located in the County of Santa Clara (or any appeals courts thereof). The parties hereby submit to personal jurisdiction and venue in connection with any action brought to enforce or arising out of this Agreement in the County of Santa Clara, State of California or the Northern District of California. Each party hereby waives its right to a jury trial for any claims that may arise out of this Agreement.

26.  Service of Process.    The parties agree that the delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 21 hereof, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

27.  Notices.    All notices, requests and other communications provided for in this Agreement shall be in writing, and shall be deemed to have been duly given (a) on the date of delivery when delivered in person, including a courier service, (b) upon receipt if delivered by certified mail, return receipt requested, postage prepaid, or (c) upon receipt if sent by facsimile transmission, provided that any notice received by telecopy or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day. Either party to this Agreement may notify the other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All notices hereunder shall be delivered or faxed, as the case may be, to the addresses and/or facsimile numbers set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

28.  Counterparts; Facsimile Signatures.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile signatures.

The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representation or promise not expressly contained herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Understood and Agreed to by the duly authorized representatives of the parties as evidenced by their respective signatures below. The parties have executed this Agreement as of the date first written above.

BORLAND SOFTWARE CORPORATION

By:	/s/ DOUG BARRE

Print Name:	Doug Barre

Title:	COO

Date:	Sept 17/01

Mailing Address: 100 Enterprise Way Scotts Valley, CA 95066-3249 Phone: 831-431-1000 Facsimile: 831-431-4171, Legal Department

Name of Company: Starbase Corporation

By:	/s/ WILLIAM R. STOW III

Print Name:	William R. Stow III

Title:	CEO

Date:	9-14-2001

Mailing Address: 4 Hutton Centre, Suite 800 Santa Ana, CA 92707 Attention: Mr. William R. Stow, III President and Chief Operating Officer

Phone:

Facsimile: 714-445-4404

EXHIBIT A

Subject to the terms and conditions of the Agreement, the Receiving Party may use the Confidential Information solely for the purpose of evaluating the following contemplated business opportunity or transaction with the Disclosing Party:

Discussions regarding potential strategic business transaction.